Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
July 22, 2020	904-398-9400

LANDSTAR SYSTEM REPORTS SECOND QUARTER

REVENUE OF $824 MILLION AND DILUTED EARNINGS PER SHARE OF $0.63

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported diluted earnings per share of $0.63 in the 2020 second quarter on revenue of $824 million. Included in the Company’s 2020 second quarter financial results were:

•	approximately $12.6 million, or $0.25 per diluted share, in payments made to the Company’s BCOs and agents in April and May under the Company’s previously disclosed pandemic relief incentive program;

•

a charge of approximately $2.6 million, or $0.05 per diluted share, due to the impairment of certain assets associated with Landstar’s Mexico operation relating to a decrease of business within Mexico; and

•

approximately $2.3 million, or $0.05 per diluted share, due to higher third party insurance company premiums incurred in May and June for commercial trucking liability coverage following the Company’s May 1st annual insurance renewal. The higher premiums incurred in the 2020 second quarter reflected a pro rata portion of an annual increase of $14.0 million in the fixed component of the Company’s insurance and claims expense for the period from May 1, 2020 to April 30, 2021, in connection with severe tightening of capacity in insurance markets offering coverage to the truck transportation industry.

Landstar reported diluted earnings per share of $1.53 on revenue of $1.045 billion in the 2019 second quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $113.1 million in the 2020 second quarter, inclusive of the impact of the special pandemic relief payments made to the Company’s BCOs and agents in April and May of 2020. Gross profit was $158.0 million in the 2019 second quarter.

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Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2020 second quarter was $753.3 million, or 91 percent of revenue, compared to $968.2 million, or 93 percent of revenue, in the 2019 second quarter. Truckload transportation revenue hauled via van equipment in the 2020 second quarter was $483.0 million compared to $605.4 million in the 2019 second quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2020 second quarter was $247.4 million compared to $338.1 million in the 2019 second quarter. Revenue hauled by rail, air and ocean cargo carriers was $53.8 million, or 7 percent of revenue, in the 2020 second quarter compared to $56.8 million, or 5 percent of revenue, in the 2019 second quarter.

During the 2020 second quarter, Landstar generated $99.2 million in operating cash flow and paid $7.1 million in dividends. Landstar did not purchase any shares of its common stock during the 2020 second quarter and currently is authorized to purchase up to 1,821,030 shares of the Company’s common stock under Landstar’s previously announced share purchase program. As of June 27, 2020, the Company had $282 million in cash and short term investments with undrawn revolver capacity under our senior credit facility of $216 million (with the ability to increase to $366 million with the accordion feature included in our senior credit facility). Landstar also announced today that its Board of Directors has declared a quarterly dividend of $0.21 per share payable on August 28, 2020, to stockholders of record as of the close of business on August 10, 2020. This quarterly dividend includes a $0.025 per share increase, or 13.5 percent, over the amount of the Company’s regular quarterly dividend declared following each of the prior four quarters. The $0.025 per share increase is the largest increase in the Company’s regularly scheduled quarterly dividend in the Company’s history. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“Overall, the resiliency of Landstar’s variable cost business model performed as expected given the unprecedented economic decline caused by the coronavirus (COVID-19) pandemic,” said Landstar’s President and Chief Executive Officer Jim Gattoni. “We entered the 2020 second quarter knowing we would face a very soft freight demand environment as a result of actions taken by governmental authorities and businesses to

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reduce the spread of COVID-19. As anticipated, demand for freight services slowed significantly and capacity became readily available during the Company’s 2020 second quarter, especially in the spot market where the Company primarily operates. The number of loads and revenue per load on loads hauled via truck in the 2020 second quarter decreased 16 percent and 7 percent, respectively, from the 2019 second quarter. The number of loads hauled via truck was below the prior year comparable period by 21 percent, 21 percent and 9 percent for April, May and June, respectively. Revenue per load on loads hauled via truck was below the prior year comparable period by 6 percent, 9 percent and 6 percent in April, May and June, respectively.”

Gattoni further commented, “The 2020 second quarter presented operating conditions and challenges unlike any other quarter in Landstar’s history. Nevertheless, Landstar did not take any drastic cost reduction measures that could have disrupted our ability to service Landstar’s customers, agents, BCOs or other third party capacity providers or slow the progress on our technology initiatives. Also, as previously disclosed, Landstar instituted a pandemic relief incentive program as of the beginning of April for BCOs and agents. Under the program, Landstar paid an extra $50 to each of the BCO hauling the load and the Landstar agent dispatching the load for each load delivered by a BCO with a confirmed delivery date in April. The pandemic relief program was subsequently extended through the month of May. The Company’s 2020 second quarter results included a total of approximately $12.6 million of these pandemic relief incentive payments to BCOs and agents. Revenue decreased 21 percent and gross profit decreased 28 percent in the Company’s 2020 second quarter compared to the 2019 second quarter. Exclusive of the impact of the pandemic relief program, gross profit decreased 20 percent in the 2020 second quarter compared to the prior year period.”

Gattoni continued, “Although the ultimate impact that the coronavirus pandemic will have on the freight transportation industry continues to be unpredictable, we believe Landstar remains in a solid operational and financial position as we enter the third quarter. Through the first few weeks of July, the number of loads and revenue per load on loads hauled via truck have moved beyond the peak declines of April and May. Both the number of loads and revenue per load on loads hauled via truck in the first few weeks of July were below the corresponding period of 2019 in mid single-digit percentage

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ranges. Assuming current demand conditions persist, I expect the number of loads hauled via truck in the 2020 third quarter to be below the number of loads hauled by truck in the 2019 third quarter in a mid single-digit percentage range. My expectation is that pricing conditions for truck services in the 2020 third quarter will be slightly improved as compared to the 2020 second quarter with little change in the level of truck capacity available in the marketplace. Assuming those capacity market conditions continue throughout the rest of the third quarter, I expect 2020 third quarter truck revenue per load to be lower than the 2019 third quarter in a mid single-digit percentage range. Based on those expectations, I would anticipate revenue for the 2020 third quarter to be in a range of $885 million to $935 million. Assuming that range of estimated revenue and insurance and claims expense at 4.8 percent of BCO revenue (which reflects the significant increase in insurance premiums previously described), I would anticipate 2020 third quarter diluted earnings per share to be in a range of $1.11 to $1.17 per share.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Second Quarter 2020 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the impact of the coronavirus (COVID-19) pandemic; an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other

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information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2019 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Revenue	$1,751,080	$2,078,040	$823,514	$1,045,040
Investment income	2,002	2,421	835	1,283

Costs and expenses:
Purchased transportation	1,344,390	1,591,126	635,133	799,371
Commissions to agents	150,642	173,294	75,266	87,623
Other operating costs, net of gains on asset sales/dispositions	15,674	18,100	7,368	9,861
Insurance and claims	44,708	31,279	19,751	16,286
Selling, general and administrative	85,928	82,565	40,601	41,297
Depreciation and amortization	22,972	22,350	11,467	11,034
Impairment of intangible and other assets	2,582	—	2,582	—

Total costs and expenses	1,666,896	1,918,714	792,168	965,472

Operating income	86,186	161,747	32,181	80,851
Interest and debt expense	1,928	1,514	976	709

Income before income taxes	84,258	160,233	31,205	80,142
Income taxes	19,109	35,833	6,951	19,042

Net income	65,149	124,400	24,254	61,100
Less: Net loss attributable to noncontrolling interest	—	(17)	—	—

Net income attributable to Landstar System, Inc. and subsidiary	$65,149	$124,417	$24,254	$61,100

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$1.68	$3.11	$0.63	$1.53

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$1.68	$3.11	$0.63	$1.53

Average number of shares outstanding:
Earnings per common share	38,816,000	40,053,000	38,379,000	39,945,000

Diluted earnings per share	38,816,000	40,053,000	38,379,000	39,945,000

Dividends per common share	$0.370	$0.330	$0.185	$0.165

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	June 27,	December 28,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$245,471	$319,515
Short-term investments	36,274	32,901
Trade accounts receivable, less allowance of $8,580 and $7,284	489,182	588,549
Other receivables, including advances to independent contractors, less allowance of $9,241 and $7,667	27,861	35,553
Other current assets	41,564	21,370

Total current assets	840,352	997,888

Operating property, less accumulated depreciation and amortization of $288,055 and $280,849	284,794	285,855
Goodwill	40,071	38,508
Other assets	106,893	105,460

Total assets	$1,272,110	$1,427,711

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$35,534	$53,878
Accounts payable	273,324	271,996
Current maturities of long-term debt	38,219	42,632
Insurance claims	53,764	44,532
Dividends payable	—	78,947
Contractor escrow	25,774	24,902
Other current liabilities	46,845	36,017

Total current liabilities	473,460	552,904

Long-term debt, excluding current maturities	60,152	70,212
Insurance claims	34,762	33,575
Deferred income taxes and other non-current liabilities	54,615	49,551

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 68,176,787 and 68,083,419 shares	682	681
Additional paid-in capital	225,332	226,123
Retained earnings	2,012,173	1,962,161
Cost of 29,797,328 and 28,609,926 shares of common stock in treasury	(1,581,921)	(1,465,284)
Accumulated other comprehensive loss	(7,145)	(2,212)

Total shareholders’ equity	649,121	721,469

Total liabilities and shareholders’ equity	$1,272,110	$1,427,711

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$1,028,334	$1,224,379	$483,027	$605,365
Unsided/platform equipment	533,716	648,828	247,388	338,107
Less-than-truckload	45,859	48,108	22,918	24,732

Total truck transportation	1,607,909	1,921,315	753,333	968,204
Rail intermodal	51,315	58,585	23,186	28,570
Ocean and air cargo carriers	57,250	58,893	30,663	28,224
Other (1)	34,606	39,247	16,332	20,042

	$1,751,080	$2,078,040	$823,514	$1,045,040

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$809,779	$923,928	$378,500	$474,620

Number of loads:
Truck transportation
Truckload:
Van equipment	600,519	686,901	285,174	345,080
Unsided/platform equipment	231,122	260,920	110,533	135,750
Less-than-truckload	78,079	74,549	39,723	39,240

Total truck transportation	909,720	1,022,370	435,430	520,070
Rail intermodal	21,510	23,880	9,970	11,420
Ocean and air cargo carriers	14,430	14,810	7,360	7,300

	945,660	1,061,060	452,760	538,790

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	443,830	483,660	210,430	248,810

Revenue per load:
Truck transportation
Truckload:
Van equipment	$1,712	$1,782	$1,694	$1,754
Unsided/platform equipment	2,309	2,487	2,238	2,491
Less-than-truckload	587	645	577	630
Total truck transportation	1,767	1,879	1,730	1,862
Rail intermodal	2,386	2,453	2,326	2,502
Ocean and air cargo carriers	3,967	3,977	4,166	3,866

Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,825	$1,910	$1,799	$1,908

Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	46%	44%	46%	45%
Truck Brokerage Carriers	46%	48%	46%	47%
Rail intermodal	3%	3%	3%	3%
Ocean and air cargo carriers	3%	3%	4%	3%
Other	2%	2%	2%	2%

			June 27,	June 29,
			2020	2019
Truck Capacity Providers
BCO Independent Contractors (2)			9,632	9,879

Truck Brokerage Carriers:
Approved and active (3)			37,600	40,097
Other approved			16,365	17,790

			53,965	57,887

Total available truck capacity providers			63,597	67,766

Trucks provided by BCO Independent Contractors (2)			10,299	10,587

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment and intra-Mexico transportation services revenue generated by Landstar Metro.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.